Exhibit 10.23

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of December 14, 2005, and effective as of January 1, 2006 (the “Effective Date”), is entered into by and between Douglas R. Lebda (“Employee”),  IAC/InterActiveCorp (the “Company”) and LendingTree, LLC (“LendingTree”) (solely for purposes of Sections 1A, 3A(c), and 7A of this Agreement and Section 3 of the Standard Terms and Conditions.

WHEREAS, Employee is currently serving as Chief Executive Officer and a member of the Board of Directors of LendingTree;

WHEREAS, the Company wishes to promote the Employee to the position of President and Chief Operating Officer of the Company, and Employee is willing to commit himself to continue to serve the Company and its subsidiaries and affiliates, on the terms and conditions herein provided;

WHEREAS, Employee and LendingTree are parties to an Employment Agreement (the “Prior Agreement”), dated as of May 5, 2003, which generally became effective as of the effective date (as that term is defined in the Prior Agreement), which the parties intend will be superseded hereby;

WHEREAS, in order to effect the foregoing, the Company and Employee wish to enter into an employment agreement on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee, the Company and LendingTree have agreed and do hereby agree as follows:

1A.          EMPLOYMENT. The Company agrees to employ Employee as President and Chief Operating Officer of the Company as of the Effective Date and Employee accepts and agrees to such employment. Effective as of the Effective Date, Employee shall cease to be an employee and officer of LendingTree; provided, however, that Employee shall remain in employment with LendingTree for a specified transition period following the Effective Date (the duration of which to be mutually determined by Employee and the Company) if and to the extent necessary to comply with regulatory requirements applicable to LendingTree. During Employee’s employment with the Company, Employee shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee’s position and shall render such services on the terms set forth herein. During Employee’s employment with the Company, Employee shall report to the Chief Executive Officer of the Company (hereinafter referred to as the “Reporting Officer”). Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Reporting Officer, to the extent consistent with Employee’s position and status. Without limiting the foregoing, Employee shall have the following reporting relationships:  (i) the senior executive of each of the principal businesses of the Company shall report to Employee, subject to any existing contractual obligations to the contrary, and (ii) the Company’s corporate executive principally responsible for human resource affairs of the Company’s businesses shall report to Employee, provided it is understood that with respect to such affairs that are of substantial corporate significance (like major compensation programs, structures and initiatives) or that might otherwise require involvement of the Company’s Board of Directors or committees thereof, such human resource executive shall jointly report to another corporate executive, and that with respect to human resource affairs relating to the Company’s corporate executives, the human resource executive may report singly to another corporate executive. Employee agrees to devote all of Employee’s working time, attention and efforts to the Company and to perform the duties of Employee’s position in accordance with the Company’s policies as in effect from time to time. Employee’s principal place of employment shall be the Company’s offices in New York, New York.

2A.          TERM OF AGREEMENT. The term (“Term”) of this Agreement shall commence on the Effective Date and shall continue through December 31, 2008, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto; provided that Employee and the Company will enter into good faith negotiations to extend the Term no later than six months prior to the end of the Term, provided, further, that Employee has provided written notice to the Company between eight and six months prior to the end of the Term which sets forth his interest in entering into such negotiations.

3A.          COMPENSATION.

(a)           BASE SALARY. During the Term, the Company shall pay Employee an annual base salary of $750,000 (the “Base Salary”), payable in equal biweekly installments or in such other installments as may be in accordance with the Company’s payroll practice as in effect from time to time. The Base Salary shall be reviewed by the Company, if requested by Employee in writing, no less frequently than annually in a manner consistent with similarly situated executives of the Company and may be increased but not decreased. For all purposes under this Agreement, the term “Base Salary” shall refer to Base Salary as in effect from time to time.

(b)           DISCRETIONARY BONUS. During the Term, Employee shall be eligible to receive discretionary annual bonuses in a manner consistent with similarly situated executives of the Company.

(c)           EQUITY COMPENSATION.

(i)            LendingTree Restricted Share Grant. The Company acknowledges that LendingTree has granted to Employee 42.5 restricted common units of LendingTree (the “Shares”), subject to the terms and conditions of the Amended and Restated Restricted Share Grant and Shareholders’ Agreement dated July 7, 2003 and as subsequently amended, attached hereto as Exhibit A (the “Shares Agreement”). Upon the Effective Date, the Employee’s Shares will be treated as follows:

(A)  25% of the Shares will be exchanged on the Effective Date for 200,000 shares of common stock of the Company (“Company Common Stock”), which will vest in equal installments on December 31, 2006,  December 31, 2007 and December 31, 2008 (each, a “Vesting Date”), based on Employee’s continued employment with the Company and its subsidiaries and subject to performance conditions (the “First Performance Conditions”) set by the Company’s compensation committee (subject to full and immediate vesting in the event of a termination of employment by the Company without Cause, or a termination of employment by Employee for Good Reason, and subject to pro rated vesting in the event of Death or Disability based on the amount of continued service between the date hereof and the end of the Term). If Employee remains in employment to a Vesting Date but the shares of Company Common Stock that are otherwise scheduled to vest on that date do not vest because of a failure to satisfy the First Performance Conditions for that Vesting Date, those shares of Company Common Stock shall not be forfeited but shall instead remain unvested, subject to later vesting if and to the extent waiver of the First Performance Conditions is required pursuant to Section 3A(c)(i)(C)(3) below. Employee shall have the same rights with respect to the Exchange Stock as other holders of Company Common Stock; provided that any dividends that are declared and payable with respect to the Exchange Shares before such shares have become vested shall not be paid to Employee but shall instead be converted into additional Exchange Shares (based on the fair market value of Company Common Stock on the date on which the dividend would otherwise have been paid) and shall be transferred to Employee subject to the same vesting conditions as are applicable to the Exchange Shares with respect to which such dividends were payable. The exchange of such Shares for such shares of Company Common Stock (such shares, the “Exchange Stock”) is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 354 of the Code. The Company agrees to comply with the record-keeping and filing rules of Treasury Regulation section 1.368-3 (and any similar rules of any relevant state or local taxing jurisdiction) with respect to such exchange. In addition, the Company agrees that if such exchange shall, in whole or in part, fail to qualify as a reorganization solely by reason of (i) the treatment of such exchange by the Company (or its subsidiaries or affiliates), in whole or in part, as other than a reorganization in Tax returns filed with the Internal Revenue Service or (ii) the failure by the Company (or its subsidiaries or affiliates) to comply with U.S. federal filing or reporting requirements to obtain reorganization treatment for such exchange, the Company will indemnify and hold harmless the Employee, on an after-tax basis, against all U.S. federal, state and local income taxes to which Employee may be subject, with respect to those shares of Company Common Stock so exchanged but not so qualifying, in consequence of such failure. It is agreed and understood that if the IRS alleges that the transaction is taxable by virtue of any reason other than (i) or (ii) in the preceding sentence, the Company shall not be obligated to contest such determination and shall be entitled to file an amended return or otherwise settle the issue with the IRS and shall have no indemnity obligation hereunder. Additionally, at the time of any disposition of the Exchange Stock by Employee following an indemnification under this section, Employee will pay to Company any realized tax savings resulting from the increased basis associated with the alternative tax treatment giving rise to the indemnification.

(B)  40% of the Shares, which have vested prior to the Effective Date, will remain unchanged by this Agreement, and 10% of the Shares will vest in equal installments on August 8, 2006, August 8, 2007 and February 8, 2008, based on Employee’s continued employment with the Company and its subsidiaries and will continue to be subject to the terms of the Shares Agreement (including any accelerated vesting provisions).

(C)  25% of the Shares (the “Target Shares”) will vest in equal installments on August 8, 2006, August 8, 2007 and February 8, 2008, based on Employee’s continued employment with the Company and its subsidiaries (subject to full and immediate vesting in the event of a termination of employment by the Company without Cause, or a termination of employment by Employee for Good Reason, and subject to pro rated vesting in the event of Death or Disability based on the amount of continued service between the date hereof and February 8, 2008). Additionally, the following terms shall apply to the Target Shares:

(1)  If Employee remains employed by the Company past December 31, 2007, the value of his vested Target Shares will be appraised as of December 31, 2008 (the “Valuation Date”) pursuant to the procedures set forth in Sections 4.2(a)(ii) and (a)(iv) of the Shares Agreement. In the event Employee’s employment terminates prior to the Fifth Anniversary Fiscal Year (as defined in the Shares Agreement), the Valuation Date for the Target Shares shall be the December 31st of the fiscal year of LendingTree in which such termination of employment occurs; provided, that if such termination of employment occurs on or after June 30th in any given fiscal year, the Valuation Date shall be six months and one day following such termination of employment, and the payment described in (3) above shall occur on or about 90 days following such Valuation Date.  The valuation required by this paragraph shall occur regardless of whether any put has been exercised under the Shares Agreement, provided that if a put is exercised under the Shares Agreement, then the appraisal for purposes of the Target Shares shall be the appraisal associated with the put under the Shares Agreement.

(2)  Employee acknowledges that by virtue of his position in the Company, he may come into possession of information relating to the value of LendingTree that is not publicly available or otherwise available to employees of LendingTree, including, without limitation, opinions of other members of Company management, valuations of LendingTree undertaken for internal corporate purposes and valuations of other companies for internal corporate purposes. Employee recognizes that some of this information could be prejudicial to the Company in the valuation/appraisal process contemplated by this Agreement and the Shares Agreement, and hereby agrees that he will not share, directly or indirectly, any such information with the appraiser or any employees of LendingTree other than, with respect to employees of LendingTree, as is necessary in connection with the discharge of his duties to the Company.

(3)  If Eighty Percent (80%) of the Vested Value (as defined below) is less than the Company Share Amount (as defined below), then Employee shall exchange his vested Target Shares for a number of shares of Company Common Stock equal to the Company Share Number (as defined below), and the First Performance Conditions, to the extent unfulfilled, shall be waived. This exchange shall occur on May 15, 2009 (or on such later date as the Vested Value shall definitively be determined), unless Employee’s employment terminated prior to January 1, 2008, in which case it shall occur promptly following the definitive determination of the value of the Target Shares.

The “Vested Value” shall mean the value of the vested Target Shares as determined pursuant to Section 3A(c)(i)(C)(1) above.

The “Company Share Amount” shall mean the Company Share Number (as defined below) multiplied by the trailing thirty day average closing price of the Company Common Stock as of the date on which the value of the Target Shares was definitively determined.

The “Company Share Number” shall mean, (i) 0, if Employee’s employment terminates prior to December 31, 2006, (ii) 100,000, plus up to an additional 166,667 to the extent that certain performance conditions established by the Compensation Committee of the Company (the “Second Performance Conditions”) are satisfied, if Employee’s employment terminates between December 30, 2006 and December 31, 2007, (iii) 200,000, plus up to an additional 333,334 to the extent that the Second Performance Conditions are satisfied, if Employee’s employment terminates between December 30, 2007 and December 31, 2008, (iv) 300,000, plus up to an additional 500,000 to the extent that the Second Performance Conditions are satisfied, if Employee’s employment terminates on or after December 31, 2008, Employee’s employment does not terminate prior to the date on which the Company Share Number is determined, or Employee’s employment terminates at any time under circumstances that gave rise to acceleration of the Target Shares, and (v) if Employee’s employment terminates for Death or Disability, the same number as under (iv) directly above (300,000, plus up to an additional 500,000 to the extent that the Second Performance Conditions are satisfied), multiplied by a fraction, the numerator of which is the number of days of continued employment with the Company following the date hereof and the denominator of which is the total number of days in the Term.

(4)  If the Vested Value is greater than the Company Share Amount, then the vested Target Shares shall be subject to the put/call provisions of the Shares Agreement.

(5)   The Target Shares will no longer be subject to the “Come Along” and “Take Along” provisions of Sections 4.3 and 4.4 of the Shares Agreement.

(6)  In the event of a “Transfer Event” (as defined in Section 4.3 of the Shares Agreement) which results in a sale of 100% of the common units of LendingTree, the Target Shares shall be purchased by the Company immediately prior to the Transfer Event at a price equivalent to the sales price of common units of LendingTree in the Transfer Event, with the purchase price paid in the form of an unsecured promissory note of the Company, maturing on December 31, 2008, bearing interest at the applicable federal rate specified in Section 7872(f)(2) of the Code and providing for a gross-up on a net after-tax basis (taking into account any deduction allowable for any amount treated as interest under Section 453A(c)(5) of the Code) solely for any amounts payable by Employee pursuant to Section 453A(c) Code with respect to such note (assuming for this purpose that Employee holds no installment obligations other than such note). In such event, Section 3A(c)(i)(C)(3) shall be applied as of December 31, 2008 (or as of such earlier date if Employee’s employment is terminated) with the then face value of such note (and any accrued interest) constituting the Vested Value for such purposes.

(7)  In the event of an event which results in an adjustment of shares of Company Common Stock subject to existing awards pursuant to the Company’s 2005 Stock and Annual Incentive Plan, the number of shares of Company Common Stock deliverable to Employee under this Section 3A(c)(i) shall be equitably adjusted.

(D)  It is intended that if Employee exchanges Target Shares for Company Common Stock pursuant to section 3A(i)(c)(1)(C) hereof or returns Shares to the Company and receives Company Common Stock pursuant to section 3A(i)(c)(1)(B) and the Shares Agreement, such exchange shall be treated by the parties as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code except to the extent, if any, that independent tax advisors selected by the Company and reasonably acceptable to Employee are unable to issue an opinion to the effect that such treatment should more likely than not prevail. For further clarification, if such independent tax advisors are able to issue an opinion that reorganization treatment is more likely than not to prevail with respect to part but less than all of the shares of Company Common Stock so exchanged, the exception contained in the preceding sentence shall apply only with respect to that number of shares of Company Common Stock with respect to which such independent tax advisors are unable to opine that reorganization treatment should more likely than not prevail. Notwithstanding the foregoing, if Target Shares are exchanged for shares of Company Common Stock pursuant to section 3A(c)(i)(C)(3), the Company shall not be obligated to treat as a reorganization the issuance of those shares of Company Common Stock with an aggregate value in excess of the Vested Value. This Agreement (and, with respect to an exchange described in section 3A(i)(c)(1)(B) and the Shares Agreement) are intended to constitute a “plan of reorganization” within the meaning of Section 354 of the Code. Subject to the exceptions contained in this paragraph, Company agrees to comply with the record-keeping and filing rules of Treasury Regulation section 1.368-3 (and any similar rules of any relevant state or local taxing jurisdiction) with respect to each such exchange. In no event shall the Company be required to satisfy its put/call obligations under the Shares Agreement with shares of Company Common Stock in order to enable a “plan of reorganization,” but the Company shall otherwise make good faith efforts to provide for reorganization treatment and Employee agrees to reasonably cooperate with such efforts if requested.

(E)  Within ten days following the date on which the Company’s compensation committee establishes the First Performance Conditions and the Second Performance Conditions (as described in Sections 3A(c)(i)(A) and 3A(c)(i)(C)(3) above), the Company shall provide Employee with a written notice that certifies that such performance conditions have been established and which describes the specific terms of such performance conditions.

(ii)           Equity Incentives. Following the Effective Date, Employee shall be evaluated annually for future equity incentives in a manner consistent with the evaluation provided for similarly situated executives of the Company after taking into consideration Employee’s total incentive compensation opportunities.

(d)           BENEFITS. During the Term, Employee shall be eligible to participate in any welfare, health, life insurance, pension benefit and incentive plans, programs, policies and practices as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company generally. Without limiting the generality of the foregoing, Employee shall be eligible for the following benefits:

(i)            Reimbursement for Business Expenses. During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee’s duties for the Company, on the same basis as similarly situated employees of the Company generally and in accordance with the Company’s policies as in effect from time to time.

(ii)           Vacation. During the Term, Employee shall be eligible for paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

4A.          NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery, as applicable, to the respective persons named below:

If to the Company:              IAC/InterActiveCorp

152 West 57th Street

New York, NY  10019

Attention:  General Counsel

With a copy to:                                                           Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:  Michael S. Katzke, Esq.

If to LendingTree:                                              LendingTree, LLC

11115 Rushmore Drive

Charlotte, NC  28277

Attention:  General Counsel

If to Employee:                                                              At the most recent address on file at the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.          GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined solely before an appropriate federal court in the State of New York, or, if not maintainable therein, then in an appropriate New York state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6A.          COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

7A.          WAIVER OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties, and Employee acknowledges that he has waived, effective as of the Effective Date, any and all rights under prior agreements and understandings (whether written or oral) between Employee and LendingTree and the Company with respect to the subject matter of this Agreement (other than the Shares Agreement, as modified by this Agreement), including, without limitation, the Prior Agreement. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement as of the date set forth above.

IAC/INTERACTIVECORP

Authorized Representative
By:
Title:

LENDINGTREE, LLC.
(Solely for purposes of Sections 1A, 3A(c) and 7A)

Authorized Representative
By:
Title:

/s/ DOUGLAS R. LEBDA
DOUGLAS R. LEBDA

STANDARD TERMS AND CONDITIONS

1.             TERMINATION OF EMPLOYEE’S EMPLOYMENT.

(a)           DEATH. Upon termination of Employee’s employment prior to the expiration of the Term by reason of Employee’s death, the Company shall pay Employee’s designated beneficiary or beneficiaries, within 30 days of Employee’s death in a lump sum in cash, (i) Employee’s Base Salary from the date of Employee’s death through the end of the month in which Employee’s death occurs and (ii) any Accrued Obligations (as defined in paragraph 1(f) below).

(b)           DISABILITY. Upon termination of Employee’s employment prior to expiration of the Term by reason of Employee’s Disability, the Company shall pay Employee, within 30 days of such termination in a lump sum in cash, (i) Employee’s Base Salary from the date of Employee’s termination of employment due to Disability through the end of the month in which such termination occurs, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company and (ii) any Accrued Obligations (as defined in paragraph 1(f) below). “Disability” shall mean a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, Employee unable to perform substantially the duties pertaining to his employment with the Company. A return to work of less than 14 consecutive days will not be considered an interruption in Employee’s six consecutive months of disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

(c)           TERMINATION FOR CAUSE; RESIGNATION BY EMPLOYEE WITHOUT GOOD REASON. The Company may terminate Employee’s employment under this Agreement with or without Cause at any time. Upon termination of Employee’s employment prior to expiration of the Term by the Company for Cause or upon Employee’s resignation without Good Reason, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below). As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, a felony offense or other crime involving moral turpitude by Employee; provided, however, that after indictment, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company’s obligations to Employee under this Agreement; provided, further, that Employee’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Employee’s employment for Cause; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee in Section 2 hereof; or (iv) the willful or gross neglect by Employee of the material duties required by this Agreement. Before a cessation of Employee’s employment shall be deemed to be a termination of Employee’s employment for Cause, (A) the Company shall provide written notice to Employee that identifies the conduct described in clauses (ii), (iii) or (iv) above, as applicable, and (B) in the event that the event or condition is curable, Employee shall have failed to remedy such event or condition within 30 days after Employee shall have received the written notice from the Company described above. As used herein, “Good Reason” shall mean the occurrence of any of the following without Employee’s written consent, (i) a material adverse change in

Employee’s title, duties, operational authorities or reporting responsibilities from those in effect immediately following the Effective Date, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Employee or that is authorized pursuant to this Agreement or that relate to new businesses not operated by the Company as of the date of this Agreement, (ii) a material reduction in Employee’s annual base salary, or (iii) a relocation of Employee’s principal place of business more than 25 miles from the New York, New York metropolitan area.

(d)           TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EMPLOYEE FOR GOOD REASON. Upon termination of Employee’s employment prior to expiration of the Term (i) by the Company without Cause (other than for death or Disability) or (ii) upon Employee’s resignation for Good Reason, subject to Employee’s execution and non-revocation of a general release of the Company and its affiliates substantially in the form attached hereto as Exhibit B and Employee’s compliance with Sections 2(a) through 2(e), (A) the Company shall pay Employee the Base Salary through the remainder of the Term; and (B) the Company shall pay Employee within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(f) below).

(e)           MITIGATION; OFFSET. In the event of termination of Employee’s employment prior to the end of the Term, in no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of severance benefits or other compensation or benefits. If Employee obtains other employment during the Term, the amount of any severance payments to be made to Employee under Section 1(d) hereof after the date such employment is secured shall be offset by the amount of compensation earned by Executive from such employment through the end of the Term. For purposes of this Section 1(e), Employee shall have an obligation to inform the Company promptly regarding Employee’s employment status following termination and during the period encompassing the Term.

(f)            ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Employee’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; and (ii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid.

2.             CONFIDENTIAL INFORMATION; NON-COMPETE; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)           CONFIDENTIALITY. Employee acknowledges that while employed by the Company Employee will occupy a position of trust and confidence. Employee shall not, except as may be required to perform Employee’s duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information. “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Employee in the course of

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employment with the Company or any of its subsidiaries or affiliates, including without limitation any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Employee agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Employee’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Employee in the course of Employee’s employment by the Company and its subsidiaries or affiliates. As used in this Agreement, “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(b)           NON-COMPETITION. During the Term and for a period of 24 months beyond Employee’s date of termination of employment for any reason following the date hereof (the “Restricted Period”), Employee shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity. For purposes of this Section 2(b):  (i) a “Competitive Activity” means any business or other endeavor, in any state of the United States or a comparable jurisdiction in Canada or any other country, involving products or services that are the same or similar to the type of products or services that the Reporting Businesses are engaged in providing as of the date hereof or at any time during the Term, (ii) Employee shall be considered to have become “associated with a Competitive Activity” if Employee becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and (iii) the “Reporting Businesses” shall mean each of the businesses of the Company that have reported either directly or indirectly  to Employee during the Term. Notwithstanding the foregoing, (i) Employee may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation and (ii) Employee may become employed by a partnership, corporation or other organization that is engaged in a Competitive Activity so long as Employee has no direct or indirect responsibilities or involvement in the Competitive Activity.

(c)           NON-SOLICITATION OF EMPLOYEES. During the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, hire or recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates (except for such employment or hiring by the Company or any of its subsidiaries or affiliates); provided, however, that this Section 2(c) shall not apply to any hiring which results solely from a general solicitation of

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employment that was not directed to employees of the Company or any of its subsidiaries or affiliates.

(d)           NON-SOLICITATION OF BUSINESS PARTNERS. During the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, solicit, attempt to do business with, or do business with any business partners or business affiliates of the Company or any of its subsidiaries or those affiliates of the Company that are engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any such business partners or business affiliates to use the services of any competitor of the Company, its subsidiaries or affiliates.

(e)           PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments shall be made for hire by Employee for the Company or any of its subsidiaries or affiliates. “Employee Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to the Company all such proprietary rights. The Employee shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(f)            COMPLIANCE WITH POLICIES AND PROCEDURES. During the Term, Employee shall adhere to the policies and standards of professionalism set forth in the Company’s policies and procedures as they may exist from time to time.

(g)           REMEDIES FOR BREACH. Employee expressly agrees and understands that Employee will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have 30 days from receipt of Employee’s notice to cure any such breach.

Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee’s violation of any provision of this Section 2, in addition to any remedy that the Company may have at law, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising

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out of such violation. Nothing in this Section 2 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Employee of any of the provisions of this Section 2, which may be pursued by or available to the Company.

(h)           SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Employee’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. If any of the covenants of this Section 2 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company or its affiliates, as applicable, to enforce any such covenant in any other jurisdiction.

3.             WAIVER OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties, and Employee acknowledges that he has waived, effective as of the Effective Date, any and all rights under prior agreements and understandings (whether written or oral) between Employee and LendingTree or the Company with respect to the subject matter of this Agreement (other than the Shares Agreement, as modified by this Agreement), including, without limitation, the Prior Agreement. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

4.             ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that in the event of a merger, consolidation, transfer, reorganization, or sale of all, substantially all or a substantial portion of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor.

5.             WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.             HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

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7.             WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

8.             SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

9.             INDEMNIFICATION. The Company shall indemnify and hold Employee harmless for acts and omissions in Employee’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts that would constitute Cause under Section 1(c) of this Agreement.

10.           SECTION 409A OF THE CODE. The benefits provided under this Agreement shall comply with Section 409A of the Code and the regulations thereunder. To the extent so required in order to comply with Section 409A of the Code, (i) amounts and benefits to be paid or provided under this Agreement shall be paid or provided to Employee in a single lump sum on the first business day after the date that is six months following the date of termination of Employee’s employment or shall begin six months and one day following the date of termination, and (ii) the Company and Employee agree to amend or modify this Agreement and any agreements relating hereto (including any award agreement with respect to equity compensation described in Section 3A(c)) as may be necessary to comply with Section 409A of the Code.

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ACKNOWLEDGED AND AGREED:

Date:
IAC/INTERACTIVECORP

Authorized Representative
By:
Title:

LENDINGTREE, LLC
(Solely for purposes of Section 3)

Authorized Representative
By:
Title:

/s/ DOUGLAS R. LEBDA
DOUGLAS R. LEBDA